UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2011

PHH CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation)	1-7797 (Commission File Number)	52-0551284 (IRS Employer Identification No.)
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)
(856) 917-1744
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.
On July 29, 2011, PHH Corporation (“PHH” or the “Company”) held its second quarter 2011 earnings conference call. In response to a question, the Company disclosed that its Tangible Book Value per Share as of June 30, 2011, was $27.16. Tangible Book Value and Tangible Book Value per Share may be deemed Non-GAAP Financial Measures within the meaning of Regulation G because Tangible Book Value is not a financial measure that is required or prescribed by U.S. generally accepted accounting principles (“GAAP”). The Company believes that Tangible Book Value and Tangible Book Value per Share provide useful information to investors that is supplementary to the Company’s financial position, results of operations and cash flows computed in accordance with GAAP. The following is a reconciliation of Tangible Book Value to Total PHH Corporation stockholders’ equity computed in accordance with GAAP, as well as a calculation of Tangible Book Value per Share as of June 30, 2011:

June 30,
2011
(in millions, except share
and per share data)
Total PHH Corporation stockholders’ equity	$1,589
Less:
Goodwill	(25)
Intangible assets	(34)

Tangible book value	$1,530

Common shares issued and outstanding	56,330,713
Tangible book value per share	$27.16
The information disclosed under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

Item 8.01.	Other Events.
On July 28, 2011, PHH Home Loans, LLC, an indirect majority-owned subsidiary of PHH Corporation (“PHH Home Loans”), certain of PHH Home Loan’s subsidiaries and Ally Bank entered into a Sixth Amendment to Master Repurchase Agreement effective as of July 29, 2011, to, among other things, extend the maturity date of the $150 million variable-rate committed mortgage warehouse facility from July 31, 2011 to the earliest of (i) December 1, 2011 as such date may be extended in writing by Ally Bank, in its sole discretion, (ii) the date that is 90 days after either PHH Home Loans or Ally Bank gives notice to the other of termination, or (iii) the date that the facility is otherwise terminated in accordance with its terms following an event of default.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION
By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel and Secretary

Dated: July 29, 2011